Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) is between Victor Karpiak (“Employee”) and First Financial Northwest, Inc. ("FFNW"), First Savings Bank Northwest ("FSBNW"), and First Financial Diversified Corporation ("FFD"), their subsidiaries, affiliates and related entities (together the “Employer”), collectively, the “Parties.”  The Agreement is effective as of this 21st day of August, 2013 (the "Effective Date").

Employee has been employed by Employer since October 17, 1977.

Employee and FSBNW are parties to an Employment Agreement and any and all modifications thereof (the "Employment Agreement"); and

Employee and Employer are parties to a Transition Agreement dated August 10, 2012 (the "Transition Agreement"); and

Pursuant to the Transition Agreement, Employee is currently President and Chief Executive Officer of FFNW, President and Chief Executive Officer of FFD; and Chairman of the Board of FFD and FSBNW; and

The Parties agree that the Employee shall retire from Employer and no longer remain employed as an officer or board member as provided above; and

Both Employee and Employer desire to resolve all matters, known or unknown, arising out of Employee’s employment with Employer and separation from Employer according to the terms, conditions and consideration included in this Agreement.

Employer and Executive intend that this Agreement shall supersede the Employment Agreement and the Transition Agreement; and

Based on the above recitals, the Parties agree that the following terms will apply only if all conditions of this Agreement are met:

ARTICLE 1.  RESIGNATION/ SEPARATION/COMPENSATION AND BENEFITS/SERP VESTING

1.1    Resignation. Employee hereby agrees that, effective as of September 1, 2013 (also the "Separation Date"), he shall: (a) resign as director of FFNW and director (and chairman of the board) of FSBNW and FFD; (b) resign as President and Chief Executive Officer of FFNW; (c) resign as President and Chief Executive Officer of FFD; and (d) resign any other positions he might have with Employer, such that as of the Termination Date he shall no longer be an active employee of the Employer.  Employee shall execute the resignation attached as Exhibit A contemporaneously with his execution of this Agreement.

1.2    Termination of Employment Agreement and Transition Agreement. Employee further acknowledges that upon the Separation Date, the Employment Agreement and Transition Agreement shall terminate and, thereafter shall be without force or effect, except to the extent that a provision of the Employment Agreement or Transition Agreement is expressly continued in effect by a provision of this Agreement, if any.

1.3    Compensation. In consideration of Employee's service, the termination of the Employment Agreement and the Transition Agreement as provided in Section 1.2, the requirement that Employee continue to be available for consulting services as provided in Section 3.3, and in consideration of the releases provided by Employee herein (collectively referred to as the "Consideration"), Employer shall provide the compensation and benefits set forth herein. No other compensation and benefits, whether provided under the Employment Agreement, the Transition Agreement or otherwise, shall be paid to or on behalf of Employee by the Employer.

Despite the naming of one of the Employers as a payor of certain compensation hereunder, all of the Employers are jointly and severally liable for payments required under this Agreement.

(a)           Severance compensation.  FSBNW shall pay the Employee severance compensation in the total amount of $181,106.  Such severance compensation shall be paid from the Separation Date until March 31 2014, with equal amounts paid each payroll period in accordance with FSBNW's regular payroll practices.   Severance compensation shall be subject to all lawful deductions and withholdings. It is intended that compensation payable under this Section 1.3 be treated as made under a separation pay plan that is exempt from Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A") and the Agreement shall be interpreted accordingly.

(b)           Continued Health and Welfare Benefits.   FSBNW shall provide to Employee at its expense from the Separation Date until March 31, 2014, substantially the same group life insurance, hospitalization, medical, dental, prescription drug and other health benefits, and long-term disability insurance (if any) for the benefit of Employee and his dependents and beneficiaries who would have been eligible for such benefits if Employee had not terminated employment with Employer, on terms substantially as favorable to Employee, including amounts of coverage and deductibles and other costs to him, as if he had not terminated employment.

1.4    SERP Vesting. Also in exchange for the Consideration, the Employee shall be fully vested in the benefit under his Executive Supplemental Retirement Plan (SERP) upon the Separation Date.   Said vesting of the Employee's SERP benefit shall not modify the timing, form and amount of Employee's SERP benefits.

ARTICLE 2.  EMPLOYER’S OBLIGATIONS

2.1    Payment of Regular Wages and Accrued Paid Time Off.  Whether Employee signs this Agreement or not, Employer will pay Employee’s regular wages through the Separation Date, plus any accrued but unused paid time off (PTO), less all lawful and authorized deductions and withholdings.  Employee’s PTO totals $11,665, which Employee affirms is accurate.  Employee acknowledges that upon receipt of these payments, together with the payments Employee has already received, he will have received full payment of all compensation of any kind (including wages, paid time off, vacation, sick leave, commissions and bonuses) earned as a result of his active employment with Employer.

2.2    Forfeiture.  If Employee breaches any obligations under this Agreement, including specifically Employee’s obligations under Article 3, Employee understands that Employee will forfeit and shall not be entitled to any amounts that are otherwise payable to him under Article 1 above.

2.3    COBRA Continuation Coverage.  Employee’s normal participation in Employer’s group medical/dental plan will terminate on the last day of the month in which the Separation Date fell.  FSBNW shall fully pay Employee's COBRA continuation coverage premiums as necessary to comply with Section 1.3(b). Should Employee desire to continue COBRA continuation coverage after FSBNW's obligation under Section 1.3(b) ends (if and to the extent COBRA continuation coverage remains available to Employee under applicable law), Employee may continue making necessary payments in accordance with applicable the COBRA continuation coverage rules.

2.4    Termination of Benefits.  Employee’s participation in all other Employer benefit plans and programs ended or will end either (a) on the Separation Date, or (b) on the last day of the month in which the Separation Date fell, if so provided in the applicable benefit plan or program.  Employee’s rights under any benefit plans in which he may have participated will be determined in accordance with the written plan documents governing those plans.

ARTICLE 3.  EMPLOYEE’S OBLIGATIONS

3.1    Authority.  Employee represents and warrants that he has all necessary authority to enter into this Agreement (including, on behalf of his marital community or registered domestic partnership, if any) and that Employee has not transferred any interest in any claims to his spouse, registered domestic partner or any third party.

3.2    No Additional Compensation or Benefits.  Employee expressly acknowledges and agrees that he has no claims or entitlement to additional compensation or benefits of any kind from Employer, past, present or future, except as set out in this Agreement.

3.3    Transition Period.  Employee will not be required to report to work after the Separation Date.  Between the Separation Date and March 31, 2014, Employee agrees to make himself available for consultation by telephone, or upon reasonable request with advance notice, in person at the office of the Employer.

3.4    Representations Regarding Employment Status.  Employee understands that his Separation Date is the date that employment with Employer ended.  Employee understands that he is not authorized to represent himself as affiliated in any way with Employer after this date.

3.5    References.  Employee agrees to instruct all prospective employers to direct requests for references to FSBNW’s Chief Operating Officer.  However, Employee agrees and acknowledges that Employer may state that its policy is to provide only dates of employment, current or last position held, and (with appropriate written authorization from Employee) current or last compensation level.  Employee hereby consents to the release of that information.  In addition, Employer will provide a reference letter upon request.

3.6    Cooperation Regarding Other Claims and Preservation of Privilege.  If any claim is asserted by or against Employer as to which Employee has relevant knowledge, Employee will reasonably cooperate with Employer in the prosecution or defense of that claim by providing truthful information and testimony as reasonably requested by Employer.  Employee will also continue to respect and preserve the attorney-client privilege and work product doctrine as to those legal matters to which he was privy during employment.

3.7    Agreement Confidentiality.  As further specific consideration, Employee agrees that the terms of this Agreement are intended to be confidential between the Parties.  Except in response to a lawful subpoena, court order or governmental administrative request, or as otherwise permitted by law, or as required to comply with any securities law disclosure requirements, Employee will not disclose the existence or discuss terms of this Agreement with any third party, including, but not limited to, any current or former employee of Employer.  Employee agrees to immediately notify Employer of any request for disclosure.  The sole exceptions to Confidentiality are that Employee may discuss the terms of this Agreement with his spouse or registered domestic partner, attorney(s), or financial advisor(s), so long as Employee advises them that he is bound by a strict confidentiality clause and that their disclosure shall constitute a breach of his obligations.

3.8               Non-Disclosure.  During and at all times after the Effective Date of this Agreement, Employee will not disclose to any person or entity, without Employer’s prior consent, any confidential or secret information, and/or trade secrets, whether prepared by Employee or other individuals employed by or affiliated with Employer, including but not limited to Employer’s agents, representatives, contractors or vendors.  Employee understands that the following are considered confidential and secret information and the sole and exclusive property of Employer and to the extent legally permitted, are also considered to be a trade secrets and shall remain the property of Employer and shall at all times be subject to Employer’s control, direction and ownership:  (a) customer or borrower names, client addresses and identifying data, customer history, customer plans/projects for future purchases, and contractual arrangements with customers; (b) any personal or financial information related to any customer of Employer; (c) vendor or contractor information of any type; (d) contractual arrangements with suppliers, developers, contractors, and vendors; (e) any information related to Employer’s accounts payable or accounts receivable and any financial information or information related to or disclosed to the FDIC, or any regulatory information; (f) business, pricing, advertising, marketing, and/or management methods and referral sources; (g) finances, strategies, systems, research, surveys, plans, reports, recommendations and conclusions; (h) names, addresses of clients and/or arrangements with clients or other information that in any way relates to Employer’s customers, potential customers, suppliers, vendors, officers, directors, shareholders, representatives, and any other persons or entities who have business relationships with Employer, who are prospects for business relationships with Employer, or who have referred individuals or entities to Employer; (i) copyrighted information, regulatory information or data, technical information, or any documents that are created or utilized in support thereof, and any business work product; (j) costs, operating, and other management information systems; (k) the name of any company, business, all or any substantial part of which is or at any time was a candidate for potential acquisition by Employer (this includes merger candidates, individuals or entities with whom Employer is or has contemplated entering into a joint venture with, and/or entities that may desire to acquire Employer), together with all analysis and other information which Employer has generated, compiled or otherwise obtained with respect to such candidate, business or potential acquisition, or with the respect to the potential effect that such acquisition, merger or joint venture may have on Employer’s business, assets, financial results, or prospects; (l) passwords, access codes, “back doors” to Employer’s computer network including any secondary administrative accounts/passwords, the existence of any holes, documented and undocumented, in Employer’s firewalls, any vulnerability of Employer’s computer system, software keys, software licenses, computer and network configuration, methods to access firewalls, IP addresses, any protocols relating to remote access of Employer’s computers and/or network server, email addresses, computer data, back up processes, account numbers, and/or any data related to Employer’s employees, including but not limited to any actions that could result in the theft of the identity of employees, clients, vendors, contractors, subcontractors, and principals of Employer; and (m) all products, correspondence, reports, records, charts, advertising materials, plans, manuals, software, intellectual property of any sort, memoranda, lists, and other property complied or produced by Employer, or delivered to Employee by or on behalf of Employer, or by Employer clients, contractors, developers, subcontractors, and/or vendors.

3.9   Return of Property.  On or before September 1, 2013, Employee agrees to deliver to FSBNW's Chief Operating Officer all Employer property within his possession, including keys, keycards, cell phones, laptop computers, and documents.  Employee represents that he has not removed confidential and secret information and/or trade secrets from the premises of Employer and that any and all items, that are or could be considered confidential or secret information and/or trade secrets, have been or will be returned no later than September 1, 2013,  including but not limited to all originals, copies, reproductions of and/or summaries and/or excerpts of (whether in note, memorandum, or document form or on video, audio, computer tapes, in a digital format, disks, CD’s, DVD’s, or in any other form of digital, electronic or other media or otherwise) all confidential and secret information and all property listed under Section 3.8, that is in the possession, custody or control of Employee, whether or not prepared by Employer, Employee, or others. Employee also represents that he has removed any software licensed to Employer from any and all personal computer systems and from any computers he has access to outside of Employer’s workplace.   Any remaining Employer property and other physical items or repositories of any confidential or proprietary information not on Employer premises but within Employee’s possession or control, whether stored in traditional files or in any electronic or digital media, must be returned to FFNW's Chief Administrative Officer no later than September 1, 2013.  Employee understands that property must be returned in good working condition.

3.10        Non-Disparagement.  As further specific consideration for Employer’s obligations to Employee under the terms of this Agreement, Employee agrees not to make any statements before or after separation from employment, either written or verbal, to any third party, including any member of the media or any client, vendor, contractor, subcontractor, or Employer’s current or former employees, that is designed to embarrass or disparage Employer, its services, practices, or employees.  Employee acknowledges that a violation of this paragraph shall constitute a material breach of this Agreement. If Employee makes such disparaging statements, he understands that Employer may immediately cease payment of the compensation and benefits due under the Section 1.3 of this Agreement in addition to pursuing any other legal action.

3.11  Waiver and Release By Employee.

(a)   Employee hereby releases and forever discharges any and all of the “Released Parties” (defined below) from any and all claims of any kind, known or unknown, that arose on or before the date that he signed this Agreement, including without limitation, claims for:

•
wrongful termination or constructive discharge, including claims based on violation of public policy; breach of agreements, representations, policies or practices related to Employee’s relationship with any Released Party; or based on any legal obligation owed by any Released Party;

•
violation of federal, state, or local laws, ordinances, or executive orders prohibiting discrimination, harassment or retaliation, or requiring accommodation, on the basis of race, ancestry, creed, color, religion, national origin, pregnancy, childbirth or related medical conditions, families with children, sex, genetic information, marital status, sexual orientation, gender expression or gender identity, political ideology, age, honorably discharged veteran or military status, sensory, physical, or mental impairment or other legally protected characteristic or activity;

•	wages (including overtime pay) or compensation of any kind (including attorney’s fees or costs) to the fullest extent permitted by law;

•
tortious interference with contract or expectancy; fraud or negligent misrepresentation; breach of privacy, defamation or libel; intentional or negligent infliction of emotional distress; unfair labor practices; breach of fiduciary duty; or any other tort;

•
violation of the Washington Law Against Discrimination; the Washington Prohibited Employment Practices Law; the Washington Minimum Wage Act; Washington’s Little Norris-LaGuardia Act; the Washington Family Leave Act; the Washington Family Care Act; the Washington Military Family Leave Act; the Washington law permitting leave for victims of domestic violence, sexual assault or stalking; the Washington Fair Credit Reporting Act; the retaliation provisions of the Washington Workers’ Compensation Act; the Washington Industrial Safety and Health Act (WISHA), including any and all amendments to the above, to the fullest extent permitted by law;

•
violation of the Consolidated Omnibus Budget and Reconciliation Act of 1985 (COBRA); the Fair Labor Standards Act (FLSA); the Labor Management Relations Act (LMRA); the Employee Polygraph Protection Act; the Racketeer Influenced and Corrupt Organizations Act (RICO); the Electronic Communications Privacy Act; the Uniform Services Employment and Re-Employment Rights Act (USERRA); the Sarbanes-Oxley Act; the Civil Rights Act of 1964; Title VII; Sections 1981 through 1988 of Title 42 of the United States Code; the Civil Rights Act of 1991; the Equal Pay Act of 1963; the Lilly Ledbetter Fair Pay Act; the Genetic Information Nondiscrimination Act of 2008 (GINA); the Americans with Disabilities Act of 1990 (ADA); the federal Family and Medical Leave Act of 1993 (FMLA); the Worker Adjustment and Retraining Notification Act (WARN); the Occupational Safety and Health Act (OSHA); the Sarbanes-Oxley Act of 2002; the Employee Retirement Income Security Act of 1974 (ERISA); the National Labor Relations Act (NLRA); the Immigration Reform and Control Act (IRCA); including any and all amendments to the above, to the fullest extent permitted by law; and

•	violations of all similar federal, state and local laws, to the fullest extent permitted by law.

(b)    “Released Party” or “Released Parties” includes FFNW, FSBNW, FFD, and each of their affiliates (including any partnerships or joint ventures), and the benefit plans of each such entity; and with respect to each such entity, all past, present and future employees, supervisors, managers, fiduciaries, directors, officers, owners, shareholders, representatives, agents, attorneys, assigns, insurers, whether acting in their individual or official capacities, and any other persons acting by, through, under, or in concert with any of the persons or entities listed in this paragraph; and with respect to each such entity and individual, all predecessors, successors and assigns.

(c)    Employee agrees that, except as may be required by subpoena, court order, or other force of law, Employee will not in any way assist any individual or entity in commencing or prosecuting any action or proceeding against any Released Party connected to any and all matters arising from any event that has occurred up to the date that Employee signed this Agreement.

(d)    Employee understands that he is releasing potentially unknown claims, and that Employee has limited knowledge with respect to some of the claims being released.  Employee acknowledges that there is a risk that, after signing this Agreement, he may learn information that might have affected Employee’s decision to enter into this Agreement.  Employee assumes this risk and all other risks of any mistake in entering into this Agreement.  Employee acknowledges that this Agreement and the release and discharge contained herein is fairly and knowingly made.  Employee is giving up all rights and claims of any kind, known or unknown, except for the rights specifically given in this Agreement.

(e)    This Agreement does not affect Employee’s rights, if any, to receive benefits under any tax-qualified plan (e.g., 401(k) plan benefits and ESOP benefits), medical plan benefits, unemployment compensation or workers’ compensation benefits, nor does it release any claims or rights which as a matter of law cannot be waived.

3.12        Release By Employer. Employer forever releases and discharges Employee and his marital community, heirs, executors, administrators, successors, and assigns, from any and all claims that Employer may have against Employee, regardless of whether such claims are known, unknown, or later discovered.  Notwithstanding the foregoing, Employer shall not be deemed to have released any of the following: (a) claims for fraud, material dishonesty, material misrepresentation, or knowing violations of federal or state law, (b) claims for breach or enforcement of this Agreement, (c) claims that arise after execution of this Agreement, (d) any other claims that may not be released under this Agreement in accordance with applicable law or (e) any other act or omission that would constitute grounds for terminating the Employee’s employment as “Termination for Cause” (as defined in the Employment Agreement).

3.13        Indemnification.  Employee agrees to indemnify and hold Released Parties harmless from and against any and all losses, costs, damages, or expenses, including, without limitation, reasonable attorneys’ fees incurred, arising out of any breach of this Agreement.  Employee, as a material part of this Agreement,  represents and warrants that there are no claims or potential claims that are capable of being asserted against the Released Parties which he has not asserted or which could be asserted on his behalf or on the behalf of his marital community or registered domestic partnership.

3.14        Affirmations.

(a)    Employee understands that Employer may deduct lawful and authorized deductions and withholdings, including federal and any state taxes, from payments made under this Agreement.  Employer makes no representations as to the tax consequences to Employee.  Employee acknowledges that he had adequate time to consult a financial advisor or accountant before signing this Agreement.

(b)    Employee affirms that he has disclosed any workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the federal or state Family and Medical Leave Acts.  Employee further affirms that he has not been retaliated against for reporting any allegations of wrongdoing by Employer or its officers, including any violations of FDIC regulations or corporate fraud, or any other whistleblowing activity.

(c)    Employee acknowledges that, because of circumstances unique to him, as a result of his announced retirement and the terms of the Settlement Agreement and Mutual Releases, as amended (“Settlement Agreement”), with the Stilwell Group and other entities identified in the Settlement Agreement, that  he will not be eligible to hold any position with Employer now or in the future.  Employee shall not apply in the future for employment with Employer.  Employee further agrees that in the event he is hired in the future by Employer or any of the Released Parties, that his employment may be terminated  without notice.

(d)    Employee affirms that he has not and will not initiate any suit, action, or arbitration before any federal, state or local judicial, administrative or other forum with respect to any matter arising out of or connected with his employment with Employer and/or the termination of that employment; and that, without subpoena, he will not, except at Employer’s request, testify in any judicial or administrative proceedings to which any Released Party is a party regarding any matter involving the affairs of any Released Party of which Employee has knowledge.  Nothing in this Agreement precludes Employee from filing a charge or complaint with an appropriate administrative agency.  However, Employee agrees that he is not entitled to and will not accept any monetary recovery as a result of filing such charge or complaint.

3.14        Section 409A.  In the event Section 409A is determined to be applicable to amounts payable under this Agreement, the Parties agree to take such action, including but not limited to delaying payments, as is necessary to avoid (or correct) a violation of Section 409A.

 ARTICLE 4.  GENERAL PROVISIONS

ARTICLE 4

4.1   Non-Admission.  This Agreement shall not be construed as an admission by Employee or any Released Party of any liability, breach of any agreement, or violation of any statute, law or regulation, nor shall it be construed as an admission of any deficient performance or breach of any professional obligation.

4.2   Governing Law.  This Agreement is governed by the laws of the State of Washington that apply to contracts executed and to be performed entirely within the State of Washington.

4.3   Headings Not Controlling.  The headings in the Agreement are for convenience only and shall not affect the meaning of the terms as set out in the text.

4.4   Attorney’s Fees.  In any dispute involving this Agreement, each Party shall be responsible for their own attorney’s fees and costs.

4.5   Severability.  It is further understood and agreed that if any of the provisions of this Agreement are held to be invalid or unenforceable, the remaining provisions shall nevertheless continue to be valid and enforceable.

4.6   Complete Agreement.  This Agreement represents and contains the entire understanding between the Parties in connection with the subject matter of this Agreement.  It is expressly acknowledged and recognized by all Parties that there are no oral or written collateral agreements, understandings or representations between the Parties other than as contained in this document.  Any modifications to this Agreement must be in writing and signed by both Parties to be effective.

4.7   Counterparts.  This Agreement may be executed in duplicate originals, each of which is equally admissible in evidence, and each original shall fully bind each party who executed it.  An e-mail or facsimile copy of the signature may be submitted as proof of execution, but the original signature page shall be sent by U.S. Mail to Employer’s Vice President, Human Resources no later than three (3) days after signature.

ARTICLE 5.  OLDER WORKERS’ BENEFIT PROTECTION ACT PROVISIONS

In accordance with the requirements of the Older Workers’ Benefit Protection Act, Employee expressly acknowledges the following:

5.1   Independent Legal Counsel.  Employee is advised and encouraged to consult with an attorney before signing this Agreement.  Employee acknowledges that, if he desired to consult an attorney, he had an adequate opportunity to do so.

5.2   Consideration Period.  Employee has twenty-one (21) calendar days from the date the original Agreement was given to him (August 6, 2013) to consider this Agreement before signing it.  Employee agrees that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original twenty-one (21) calendar day consideration period.  The twenty-one (21) day period expires on August 28, 2013.  Employee may use as much or as little of this twenty-one (21) day period as he wishes before signing.  If Employee does not sign and return this Agreement within this twenty-one (21) day period, it will not become effective or enforceable, and Employee will not receive the benefits described in this Agreement.

5.3   Revocation Period and Effective Date.  Employee has seven (7) calendar days after signing this Agreement to revoke it.  To revoke this Agreement after signing it, Employee must deliver a written notice of revocation to Employer’s Vice President, Human Resources before the seven (7) day period expires.  This Agreement shall not become effective until the eighth (8th) calendar day after Employee signs it (“Effective Date”).  If Employee revokes this Agreement, it will not become effective or enforceable, and he will not receive the benefits described in this Agreement.

5.4   Acceptance.  Employee agrees and accepts this Agreement.  Employee acknowledges that he is not signing this Agreement relying on anything not set out herein.  Employee acknowledges that if he is signing this before August 28, 2013, he has decided not to wait for the full twenty-one (21) day period, even though he has the right to do so.

This Agreement consists of eight (8) pages, not including any exhibits.

/s/Victor Karpiak	August 21, 2013
Victor Karpiak	Date

Agreed by FIRST FINANCIAL NORTHWEST, INC.

/s/Joann E. Lee	August 21, 2013
By: Joann E. Lee Its: Chair of the Compensation Committee	Date

EXHIBIT A

Effective as of September 1, 2013, I hereby resign as director of First Financial Northwest, Inc. and as director (and chairman of the board) of First Savings Bank Northwest and First Financial Diversified Corporation; resign as President and Chief Executive Officer of First Financial Northwest, Inc.; resign as President and Chief Executive Officer of First Financial Diversified Corporation; and resign any other positions I might have with Employer (as defined in the Separation Agreement of which this is a part).

Date: August 21, 2013	/s/Victor Karpiak
Victor Karpiak